Exhibit 10(d)

UNION PACIFIC CORPORATION

EXECUTIVE INCENTIVE PLAN

Effective May 5, 2005

UNION PACIFIC CORPORATION

EXECUTIVE INCENTIVE PLAN

Union Pacific Corporation, a corporation existing under the laws of the State of Utah (the “Company”), hereby establishes and adopts the following Executive Incentive Plan (the “Plan”).

1. PURPOSE

The purposes of the Plan are to provide personal incentive and financial rewards to executives who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company and its Subsidiaries by their ability, industry, loyalty and exceptional services. Making such executives participants in that success will advance the interests of the Company and its shareholders and will assist the Company in attracting and retaining such executives.

2. DEFINITIONS

The following terms shall have the following meanings:

“Award” means an opportunity granted to a Participant under Section 5 to receive an amount under the Plan.

“Board” means the Board of Directors of the Company.

“Certification” shall have the meaning set forth in Section 5(c).

“Chief Executive Officer” means the chief executive officer of the Company, or the person performing the function of the principal executive officer of the Company, as of the end of the year.

“Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.

“Committee” means the Compensation and Benefits Committee of the Board, or such other committee of the Board as may from time to time be designated by the Board to administer the Plan pursuant to Section 4.

“Covered Employee” means, with respect to any year, the Chief Executive Officer, any other executive of the Company or of any Subsidiary who is a “covered employee” within the meaning of Section 162(m) of the Code, or any successor provision thereto, and any other executive of the Company.

“Maximum Payment” shall have the meaning set forth in Section 5(b).

“Operating Income,” with respect to any Year, means the Company’s annual operating income (operating revenues less operating expenses) for the Year as prepared pursuant to generally accepted accounting principles applicable in the United States (“GAAP”), but excluding the effect of any (a) accruals for amounts payable in respect of the Plan, (b) gains or losses arising from or related to the extinguishment of debt, the disposal of real estate, restructurings and extraordinary items as disclosed in the Company’s consolidated statement of operations, notes to the consolidated financial statements or management’s discussion and analysis with respect to the consolidated financial statements for the applicable Year or in another Company filing with the Securities and Exchange Commission, and (c) the cumulative effect of changes in accounting principles. Operating Income excludes the effect of any discontinued operations reported in the Company’s consolidated statement of operations. For purposes solely of this definition of “Operating Income,” a “restructuring” shall be deemed to mean any event described in or reported pursuant to Item 2.05 of Securities and Exchange Commission Form 8-K.

“Participant” means any executive of the Company or of a Subsidiary of the Company selected by the Committee pursuant to Section 5(a) to receive an Award under this Plan with respect to any given Year. A Participant may be a person who becomes an executive during the Year.

“Shares” means the shares of the Company’s common stock, par value $2.50 per share, or a stock-based award, issued pursuant to and subject to the limitations of the Union Pacific Corporation 2004 Stock Incentive Plan or another stockholder-approved plan of the Company.

“Subsidiary” means any corporation of which the Company owns directly or indirectly at least a majority of the outstanding shares of voting stock.

“Year” means a fiscal year.

3. ELIGIBILITY

The individuals entitled to participate in the Plan shall be the Company’s Chief Executive Officer and such other Participants as shall be selected from time to time by the Committee.

4. ADMINISTRATION

a. Composition of the Committee. The Plan shall be administered by the Committee, as appointed from time to time. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. The Committee shall consist of two or more directors, each of whom is an “outside director” as such term is defined under Section 162(m) of the Code.

b. Powers of the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms of an Award and whether an Award shall be paid in cash or Shares, not inconsistent with the provisions of the Plan; (iii) determine the time when Awards will be made; (iv) establish the incentive pool in respect of a Year; (v) determine the total amount of incentives to be awarded in respect of a Year; (vi) certify the Maximum Payment for each Covered Employee in respect of a Year; (vii) interpret and administer the Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

c. Decisions of the Committee. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company and any Participant.

d. Delegation of Authority. To the extent not inconsistent with the applicable provisions of Section 162(m) of the Code, the Committee may delegate to a subcommittee or to one or more officers of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

5. AWARDS

a. Establishment of Incentive Program. Not later than 90 days after the commencement of each Year, the Committee may establish the incentive program under this Plan for the Year by determining (i) the performance criteria to be used to determine the amount payable under the Plan, which may be applicable for purposes of determining the aggregate amount payable to all Participants (an “incentive pool”) or may be applicable on an individual Participant basis, and (ii) any other conditions or criteria applicable to Awards. Notwithstanding the foregoing, the amount payable under any Award may be adjusted by the Committee (including to zero) as it determines in its discretion. Furthermore, the amount payable under the Plan may be increased by the Committee based upon amounts payable but not paid under the annual incentive program from the previous Year. Determinations of the Committee under this Section 5(a) shall be reviewed and approved by the Board.

b. Maximum Payment for Covered Employees. Notwithstanding any other provision of the Plan to the contrary, the maximum amount payable under an Award to any Covered Employee for any Year (such amount, the “Maximum Payment”) shall not exceed 0.25% of Operating Income for that Year in the case of the Chief Executive Officer or 0.15% of Operating Income for that Year in the case of each other Covered Employee.

c. Certification. As soon as reasonably practicable following the conclusion of each Year, the Committee shall certify, in writing, Operating Income for purposes of the Plan, the size of the Maximum Payments for each Covered Employee for such Year and, to the extent required by Section 162(m) of the Code, that any other material terms were satisfied (the “Certification”).

d. Payment of Awards. Following the Certification, the Committee shall determine in its discretion the amount, if any, actually to be paid under an Award to a Participant. The amount payable to a Covered Employee shall not exceed the Maximum Payment applicable to such Covered Employee. The actual amount of the Award determined by the Committee for a Year shall be paid to each Participant at such time as determined by the Committee in its discretion. Awards shall be paid in cash or, in the Committee’s discretion, in Shares, or any combination thereof. Under a program approved by the Committee, a Participant may be entitled to elect to defer the payment of any Award payable to such Participant under the Plan, which such deferral may be paid in cash or Shares.

6. GENERALLY APPLICABLE PROVISIONS

a. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan in whole or in part and, if suspended or terminated, may reinstate any or all of its provisions, except that without the consent of the Participant, no amendment, suspension or termination of the Plan shall be made which materially adversely affects Awards previously made to the Participant. Notwithstanding the foregoing, no amendment which is material for purposes of shareholder approval imposed by applicable law, including the requirement of Section 162(m) of the Code, shall be effective in the absence of action by the shareholders of the Company.

b. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards to Covered Employees.

c. Tax Withholding. The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

d. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

e. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

f. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

g. Construction. All references in the Plan to “Section” or “Section,” are intended to refer to the Section or Sections, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

h. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

i. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Utah and construed accordingly.

j. Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the shares voting at a duly constituted meeting of the shareholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

k. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.